Exhibit 10.33

No.11, 518 North Fuquan Road Shanghai China

PRIVATE AND CONFIDENTIAL

July 16. 2019

Mr. Leslie Wong

Dear Leslie,

RE: OFFER LETTER

We are pleased to extend to you this offer of employment with Shanghai Johnson Controls International Battery Co., Ltd. Changning Branch (the “Company”). The Company confirms the terms and conditions of your appointment as Vice President & General Manager, Asia, directly reporting to President & CEO, Clarios.

BASE SALARY

You will be paid a Monthly Gross Salary of RMB 275,000, twelve (12) months a year, (RMB 3,300,000 per annum), subject to individual income tax and individual contribution to social insurance and housing fund based on prevailing government regulations.

In addition, a 13th month salary will be payable in December of each year, provided you are in employment with the Company as of December 31st of that year. Unless you have served the Company for consecutive twelve (12) months as of December 31st of that year, your 13th month salary will be pro-rated based on the number of calendar days of your completed service, calculated from the 1st day of your current employment with the Company to December 31st of that year.

ANNUAL INCENTIVE

An annual targeted incentive 40% of your annual base will be awarded to you. This is based on your individual performance and the company’s business result, subject to the annual incentive policy and the Company’s discretion. Your individual performance will be measured by criteria agreed by both you and your manager. Detailed incentive plan will be distributed to you on the date of your commencement.

LONG-TERM INCENTIVE

You will receive a long term incentive as part of your total compensation package. This incentive will be provided in accordance with the compensation programs designed and adopted for the Clarios organization.

HOUSING ALLOWANCE

You will receive a housing allowance of RMB 69,700 per month. This amount includes cost for utilities, like heating, water, insurance etc. and could be paid to you through monthly payroll after the individual income tax deduction. Consistent to Clarios Asia Pacific localization Program, the housing allowance will be reviewed periodically.

PENSION ALLOWANCE

You will be paid an amount of RMB 45,500 (before tax) per month to fund your pension plan. The Pension allowance will be made on a monthly basis, and you are responsible for individual income tax for this allowance.

No.11, 518 North Fuquan Road Shanghai China

Your individual contribution of social insurance and housing fund will be borne by yourself based on prevailing government regulations.

COMPANY CAR

You will be assigned a Company Car on a leased basis for your use, as per company policy.

MEDICAL

The Company will cover the medical expense of you and your eligible family members (Spouse & Children only) via a commercial medical plan.

IMMIGRATION

The Company will authorize the necessary immigration service for you. The Company will reimburse the cost of miscellaneous expenses incurred by you and your family associated with immigration requirement. You are responsible for providing any personal information or documentation that may be requested.

It is your personal responsibility to fulfill all legal and administrative requirements of China and the locality in which you reside. If you should encounter difficulties in fulfilling these requirements, HR of the Company can provide support, such as translation services, to the extent possible but will not, under any circumstances, be responsible for your legal defense or for fulfilling your responsibilities.

SALARY REVIEWS

Your next salary review will be in accordance to the Company FY20 salary planning cycle.

INCOME TAX

You will be responsible for your income taxes according to the Law of the People’s Republic of China on Individual Income Tax and other relevant regulations. The Company has the right to withhold such individual income taxes.

WORKING HOURS

Your official working hours in China will be 9:00 am - 6:00 pm Mondays through Fridays with one hour lunch break in between. If you are working in our affiliates, your official working hours will follow their respective policies. If the Company implements flexible working hours system or comprehensive calculated working hours system on your job position, you agree to follow the said special working hours systems.

ANNUAL LEAVE

You will be entitled to 20 days paid annual leave per year. The entitlement will be prorated thereof for an incomplete year of service. Detailed leave policy will be distributed to you on the date of your commencement.

OTHER BENEFITS

You may be entitled to participate in other benefits programs administered and provided by the Company. The Company reserves the rights to revise benefits programs upon business needs.

APPLICATION OF RULES AND REGULATIONS

The compensation, benefits and other matters applicable to you as mentioned above, such as annual incentive, salary reviews, working hours, and annual leave, are decided in accordance with the relevant existing rules and regulations of the Company. In case of an amendment to such rules and regulations, the compensation, benefits and other matters applicable to you will be subject to the amended rules and regulations.

No.11, 518 North Fuquan Road Shanghai China

In the event of any conflicts between this Offer Letter, and the current version of Employee Handbook or any Company policies, the terms in this letter shall prevail until the new edition of Employee Handbook is published to incorporate and/or replace this Offer Letter.

PROBATION

Your probation period will be six (6) months.

CONFIDENTIALITY AND ETHICS POLICY

You will not, either while your labor contract is in effect or at any time thereafter, disclose to any person or firm any confidential information acquired in the course of employment. You will not use such information for personal benefit or for the benefit of any other person or organization other than in the proper performance of your duties as an employment of the Company.

VALIDITY AND TERMINATION OF OFFER

The validity of this Offer Letter is conditional on (i) a reference check of all qualifications to the satisfaction of the Company and the accuracy and completeness of the employment history provided by you; (ii) your passing a pre-employment medical examination to the satisfaction of the Company; (iii) your provision of no previous criminal offense record; (iv) the information provided by you to the Company during recruitment process is true, accurate and complete without any falsification or concealing, as determined by the Company. The Company further reserves the right to withdraw/terminate this Offer Letter should any discrepancies in the information and/or materials that you provided or any other issue that may affect the decision to employ you are identified through the aforesaid reference checks.

In the event of the following circumstances, the Company has the right to withdraw/terminate this Offer Letter upon a written termination notice with immediate effect that: (i) the information provided by you to the Company during offer process is not true, accurate or complete; (ii) the Company discovers that you are subject to any obligation that would prohibit you from being employed by the Company, including but not limited to that your employment with former employer is not terminated on your commencement date with the Company, or you are bound by your earlier commitment to your former employer on the fields of training bond or non-competition agreement; (iii) your reference check result is unsatisfactory to the company in any aspect; (iv) you fail to start working at the location designated in this Offer Letter by the commencement date that you and the Company has agreed upon, once such commencement date is agreed; and (v) you fail to keep confidential of all terms and conditions contained herein. In the event that you are discovered under any of the circumstances described in this paragraph after you have entered into the labor contract with the Company, it will be considered you fail to meet the employment conditions, thereby the Company has the right to terminate the employment according to law.

The Company would not be responsible for your loss if the Company withdraws/terminates this Offer Letter in accordance with the above provisions.

No.11, 518 North Fuquan Road Shanghai China

Your employment with the Company will be subject to a separate written Labor Contract made by and between the Company and you. This Offer Letter does not serve as a labor contract, nor indicates the establishment of employment relationship between the Company and you.

The parties agree that all disputes regarding this Offer Letter or interpretation of the same shall be governed by the laws of the People’s Republic of China, and the parties further agree that the exclusive judicial forum for resolving all such disputes shall be the People’s Court in the registered address of the Company.

***

If you agree with the above mentioned terms and conditions, please signify your acceptance by signing on the copy of this Offer Letter and returning the signed copy to us within five (5) days from the date hereof. If you fail to do so, you will be considered having refused to accept this Offer Letter.

We look forward to your joining the team and wish you every success during your employment at Clarios.

Yours truly,

/s/ Dave Slusser
Dave Slusser
VP, Human Resources

ACCEPTANCE

I, Christophe Yuen WONG-Leslie ID number (passport number) 16FV16470 hereby accept the terms and conditions as outlined above and agree to keep confidential of all information contained herein. I shall commence work with Shanghai Johnson Controls International Battery Co., Ltd Changning Branch on Sep 9, 2019.

July 25, 2019	/s/ Leslie Wong
Date	Signature

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